UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                              Metris Companies Inc.
                                        -
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   591598 10 7
                                 (CUSIP Number)


                                 Steven M. Peck
 Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, MA 02110
                                 (617) 951-6600
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 December 31, 2001
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON - THL Equity Advisors IV, LLC

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY


4.      SOURCE OF FUNDS

        N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   37,351,468 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                               37,351,468 (See Item 5)

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        37,351,468 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                               [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        36.3%

14.     TYPE OF REPORTING PERSON

        OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON - Thomas H. Lee Equity Fund IV, L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   32,998,134 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                     32,998,134 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        32,998,134 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                             [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        32.1%

14.     TYPE OF REPORTING PERSON

        PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.       NAME OF REPORTING PERSON - THL Foreign Fund IV, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
        [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   1,141,149 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                     1,141,149 (See Item 5)


11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,141,149 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.1%

14.     TYPE OF REPORTING PERSON

        PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON - THL Foreign Fund IV-B, L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
        [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   3,212,185 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                     3,212,185 (See Item 5)

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,212,185 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                              [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.1%

14.     TYPE OF REPORTING PERSON

        PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON - 1997 Thomas H. Lee Nominee Trust

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                               504,745 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                  0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                     504,745 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        504,745 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                  [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.5%

14.     TYPE OF REPORTING PERSON

        OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON - David V. Harkins

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                 (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
        [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                                 138,605 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                     12,951 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      138,605 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                   12,951 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        151,556 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON - The 1995 Harkins Gift Trust
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS
        OO

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   12,951 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                       0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                          12,951 (See Item 5)

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,951 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                       [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        less than 0.1%

14.     TYPE OF REPORTING PERSON
        OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON - Scott A. Schoen

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                                      96,783 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      96,783 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        96,783 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON - C. Hunter Boll

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               119,283 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      119,283 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,283 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Scott M. Sperling

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               96,783 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      96,783 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        96,783 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Anthony J. DiNovi

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               96,783 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      96,783 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        96,783 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Thomas M. Hagerty

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

         PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               119,283 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      119,283 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,283 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                             [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Warren C. Smith, Jr.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               96,783 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      96,783 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        96,783 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Seth W. Lawry

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                 (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               40,421 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      40,421 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        40,421 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Kent R. Weldon

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               26,920 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      26,920 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        26,920 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                             [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Terrence M. Mullen

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                              21,471 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      21,471 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        21,471 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Todd M. Abbrecht

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                              21,471  (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      21,471 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        21,471  (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                         [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Charles A. Brizius

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                              16,071 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      16,071 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,071  (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Scott Jaeckel

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                                 6,144 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      6,144 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,144 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                       [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Soren Oberg

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               6,144 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      6,144 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,144 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Thomas R. Shepherd

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               11,318 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      11,318 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,318 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Wendy L. Masler

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                               (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                        7.    SOLE VOTING POWER
                                                               2,474 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      2,474 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,474 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                        [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Andrew D. Flaster

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                            (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
        [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               2,474 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      2,474 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,474 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                    [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Kristina A. Watts

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               1,633 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      1,633 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,633 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Robert Schiff Lee 1988 Irrevocable Trust

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        OO

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                              9,733 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                     9,733 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER

                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,733 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Stephen Zachary Lee

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               9,733 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      9,733 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,733 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Charles W. Robins as Trustee for
        Jesse Albert Lee

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                            (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                                           6,386
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   0 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        6,386
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                              0 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,386 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Charles W. Robins

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               2,474 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      2,474 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,474  (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  James Westra

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                                                        7.    SOLE VOTING POWER
                                                               2,474 (See Item 5)
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                      0
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                      2,474 (See Item 5)
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                               0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,474 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON - THL Investment Management Corp.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                           (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   9,604 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                               9,604 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,604 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                      [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        CO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7


1.      NAME OF REPORTING PERSON -  Thomas H. Lee Charitable Investment L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   214,699(See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                214,699 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        214,699 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                            [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%

14.     TYPE OF REPORTING PERSON

        PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1. NAME OF REPORTING PERSON - Thomas H Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

        WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
        [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                                               0
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   9,604(See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                9,604 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,604 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        less than 0.1%

14.     TYPE OF REPORTING PERSON

        PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.      NAME OF REPORTING PERSON -  Thomas H. Lee

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                              (b) [X]

3.      SEC USE ONLY

4.      SOURCE OF FUNDS

         N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts

                                                        7.    SOLE VOTING POWER
                                                                          22,500
NUMBER OF
SHARES                                                  8.    SHARED VOTING POWER
BENEFICIALLY                                                   38,080,516 (See Item 5)
OWNED BY
EACH                                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                                          22,500
PERSON WITH
                                                       10.    SHARED DISPOSITIVE POWER
                                                                       38,080,516 (See Item 5)


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        38,103,016 (See Item 5)

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                     [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        37.0%

14.     TYPE OF REPORTING PERSON

        IN

                                  SCHEDULE 13D

         This Amendment No. 2 amends and restates Items 2 and 5 of the Schedule 13D of the Reporting Persons (as defined below) with respect to the shares of common stock, par value $.01 per share (the "Shares"), of Metris Companies Inc. (the "Issuer"). The sole reason this Amendment is being filed is to reflect the increase in beneficial ownership of the Shares by the Reporting Persons due to
(i) pay-in-kind dividends received by the Reporting Persons pursuant to the Certificate of Designation of Series C Shares (which has not been amended), (ii) changes in the number of Shares issuable upon conversion of Series C Shares in accordance with the terms of the Certificate of Designation of Series C Shares (which has not been amended) and (iii) options to purchase Shares received by certain Reporting Persons in their capacity as directors of the Issuer. The Reporting Persons have not purchased any Shares or other securities of the Issuer since the filing of the original Schedule 13D.

         Item 2.  Identity and Background.

(a) - (c) and (f)

     This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"), (2) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"), (3) Thomas H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund"), (4) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"), (5) Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership), a Massachusetts Limited Partnership ("THL-CCI"), (6) THL Investment Management Corp., a Massachusetts corporation ("Management Corp."),
(7) Thomas H. Lee Charitable Investment L.P., a Massachusetts limited partnership ("Charitable Investment"), (8) Thomas H. Lee, an individual, and (9) certain parties affiliated with Thomas H. Lee Partners, L.P., a Delaware limited partnership (the "Affiliate Purchasers") (set forth on the attached Schedule I).

     The address of each of the Reporting Persons is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109.

         Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of each of Equity Fund, Foreign Fund and Foreign Fund B. THL-CCI is principally engaged in the business of investment in securities. Management Corp. is principally engaged in the business of serving as general partner of THL-CCI. Charitable Investment is principally engaged in charitable giving supported by investments in securities. Thomas H. Lee is the general partner of Charitable Investment and the Managing Member of Advisors and he is principally engaged in the business of investment in securities.

         Attached as Schedule A to this Schedule 13D is information concerning Management and other persons and entities as to which such information is required to be disclosed in response to Item 2 and General Instruction C to
Schedule 13D.



(d) and (e)

         None of the Reporting Persons or any of their officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

         None of the Reporting Persons or any of their officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 5.  Interest in Securities of the Issuer.

(a) and (b)

         By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the Series C Shares reported herein. As of January 1, 2001, the Reporting Persons beneficially owned in the aggregate 39,060,113 ( 37.9%) of the 102,821,725 outstanding Shares of the Issuer (assuming conversion of the Series C Shares and exercise of options held by David V. Harkins, C. Hunter Boll, Thomas M. Hagerty and Thomas H. Lee). Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership, except: (1) Advisors does not disclaim beneficial ownership of shares held by Equity Fund, Foreign Fund or Foreign Fund B, (2) Management Corp. does not disclaim beneficial ownership of shares held by THL-CCI, and (3) Thomas H. Lee does not disclaim beneficial ownership of shares held by Advisors, Management Corp., Charitable Investment, or the 1997 Thomas H. Lee Nominee Trust. The terms of the Series C Shares limit the number of Shares into which the Series C Shares of any person or group can convert so that the Shares issued upon conversion will not cause a change of control to occur as defined in the indentures for the Company's 10% Senior Notes due 2004 and 10 1/8% Senior Notes due 2006, with the balance of beneficial interest to be issued in non-voting common stock equivalents of the Issuer. The number of Shares beneficially owned by the Reporting Persons listed in this report equals the maximum number of Shares into which the Series C Shares can be voluntarily converted during 2002. If voluntarily converted, the actual number of Shares issued may be less than the numbers reported herein in accordance with the limitation described above.

         The Reporting Persons other than Equity Fund and Foreign Fund acquired their Series C Shares as a co-investment required by the terms of the partnership agreements of Equity Fund and Foreign Fund. Such agreements require that the Reporting Persons hold and sell their Series C Shares and Shares on a pro rata basis. By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole. Each of the Reporting Persons expressly disclaims beneficial ownership of such shares held by any other members of such group.

         Equity Fund has obtained direct beneficial ownership of 32,998,134 Shares, representing approximately 32.1% of the outstanding shares. Equity Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Foreign Fund has obtained direct beneficial ownership of 1,141,149 Shares, representing approximately 1.1% of the outstanding shares. Foreign Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Foreign Fund B has obtained direct beneficial ownership of 3,212,185 Shares, representing approximately 3.1% of the outstanding shares. Foreign Fund B may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Advisors, as sole general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 37,351,468 Shares beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 36.3% of the outstanding shares. The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by Equity Fund, Foreign Fund and Foreign Fund B.

         THL-CCI has obtained direct beneficial ownership of 9,604 Shares, representing less than 0.1% of the outstanding shares. THL-CCI may be deemed to share with Management Corp. voting and dispositive power with respect to such Shares.

         Management Corp., as sole general partner of THL-CCI, may be deemed to share voting and dispositive power with respect to 9,604 Shares beneficially owned by THL-CCI, which represents less than 0.1% of the outstanding shares. The filing of this Schedule 13D by Management Corp. shall not be construed as an admission that Management Corp. is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by THL-CCI.

         Charitable Investment has obtained direct beneficial ownership of 214,699 Shares, representing approximately 0.2% of the outstanding shares. Charitable Investment may be deemed to share with its General Partner voting and dispositive power with respect to such Shares.

         Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and grantor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and dispositive power with respect to 38,080,516 Shares beneficially owned by such entities, which represents approximately 37.0% of the outstanding shares. The filing of this Schedule 13D by Thomas H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by such entities.

         Each of the Affiliate Purchasers has obtained beneficial ownership of less than 1% of the outstanding shares. Each of the Affiliate Purchasers has sole voting and sole dispositive power with respect to such Shares beneficially owned by it, except for the 1995 Harkins Gift Trust and Charles W. Robins as Trustee for Jesse Albert Lee. David V. Harkins may be deemed to share voting and dispositive power over Shares held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares. Charles W. Robins may be deemed to share voting and dispositive power over Shares held by him as Trustee for Jesse Albert Lee. The filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares.

(c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein.

(d)      Not applicable.

(e)      Not applicable.

Signatures

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                              THOMAS H. LEE EQUITY FUND IV, L.P.

                              By:  THL Equity Advisors IV, LLC, its General
                                   Partner

                              By:  /s/C. Hunter Boll

                              Name:  C. Hunter Boll
                              Title:   Managing Director


                              THOMAS H. LEE FOREIGN FUND IV, L.P.

                              By:  THL Equity Advisors IV, LLC, its General
                                   Partner

                              By:  /s/C. Hunter Boll
                              Name: C. Hunter Boll
                              Title:   Managing Director


                              THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                              By:  THL Equity Advisors IV, LLC, its General
                                   Partner

                              By:  /s/C. Hunter Boll
                              Name: C. Hunter Boll
                              Title:   Managing Director


                              THL EQUITY ADVISORS IV, LLC

                              By:  /s/C. Hunter Boll
                              Name:   C. Hunter Boll
                              Title:       Managing Director


                              Thomas H. Lee Investors Limited Partnership
                              (f/k/a THL-CCI Limited Partnership), THL
                              Investment Management Corp., Thomas H. Lee
                              Charitable Investment L.P., 1997 Thomas H. Lee Nominee Trust, David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter
                              Boll, Scott M. Sperling, Anthony J. DiNovi,
                              Thomas M. Hagerty, Warren C. Smith, Jr., Seth
                              W. Lawry, Kent R. Weldon, Terrence M. Mullen,
                              Todd M. Abbrecht, Charles A. Brizius, Scott
                              Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina A. Watts, Robert Schiff Lee 1998 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Trustee for Jesse Albert Lee, Charles W. Robins, James Westra

                              By: C. Hunter Boll, Attorney-in-fact for the
                                  above-named parties.

                              By: /s/C. Hunter Boll
                                  C. Hunter Boll,
                                  Attorney-in-fact





                               /s/Thomas H. Lee
                               Thomas H. Lee

                                   Schedule A


     Each of the following individuals is a United States citizen and, with the exception of Charles W. Robins, James Westra, Stephen Zachary Lee, Jesse Albert Lee, Andrew D. Flaster and Terrence M. Mullen, is employed by Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Kristina A. Watts, Stephen Zachary Lee, Jesse Albert Lee, Charles W. Robins, James Westra.

     Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee and Jesse Albert Lee are not employed. Andrew D. Flaster and Terrence M. Mullen were previously employed by Thomas H. Lee Partners, L.P.

     Each of the following officers of THL Investment Management Corp. is a United States citizen and, with the exception of Charles W. Robins and James Westra, is employed by Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109:

THL Investment Management Corp.
------------------------------

Chief Executive Officer:            Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773
Chairman of the Board:              Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773

President:                          David V. Harkins
                                    8 Corn Point Road, Marblehead, MA  01945

Vice Presidents:                    C. Hunter Boll
                                    45 Fletcher Street, Winchester, MA  01890

                                    Anthony J. DiNovi
                                    3 Ravine Road, Wellesley, MA  02181

                                    Thomas M. Hagerty
                                    256 Beacon Street, #4,  Boston, MA  02116

                                    Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

                                    Scott A. Schoen
                                    191 Kings Grant Road, Weston, MA  02193

                                    Thomas R. Shepherd
                                    172 Harvard Road, Stow, MA  01775

                                    Warren C. Smith, Jr.
                                    38 Coolidge Lane, Dedham, MA  02026

                                    Scott M. Sperling
                                    4 Moore Road, Wayland, MA  01778

                                    Seth W. Lawry
                                    370 Concord Avenue, Weston, MA  02193

                                    Kent R. Weldon
                                    134 West Newton Street, Boston, MA  02118

Treasurer:                          Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Treasurer:                Charles Holden
                                    12 Avon Court, Wakefield, MA  01880

Clerk:                              Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Clerks:                   Charles W. Robins
                                    50 Lehigh Road, Wellesley, MA 02181

                                    James Westra
                                    5 Stage Hill Road, Wenham, MA  01984

                                   SCHEDULE I

                              Affiliate Purchasers


1997 Thomas H. Lee Nominee Trust, David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina A. Watts, Robert Schiff Lee 1998 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Trustee for Jesse Albert Lee, Charles W. Robins, James Westra